Exhibit 99.1

AngioDynamics Appoints James C. Clemmer as New President and Chief Executive Officer

Clemmer brings more than 25 years of operational, manufacturing, marketing and business development experience in the global healthcare industry

ALBANY, N.Y., April 4, 2016 -- AngioDynamics (NASDAQ:ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today announced the appointment of James C. Clemmer as the company’s new President and Chief Executive Officer, effective April 4, 2016.

“Having recently managed operations and driven growth for a $1.8 billion global business, Jim Clemmer is uniquely positioned to lead AngioDynamics as we accelerate our growth and bring innovative products to the patients who need them,” said Howard Donnelly, Chairman of the AngioDynamics Board of Directors. “We are confident Jim’s leadership and expertise will help AngioDynamics improve margins, drive international growth and ultimately maximize shareholder value.”

Mr. Clemmer most recently served as President of the Medical Supplies segment at Covidien plc. In this role, Jim directed the strategic and day-to-day operations for global business divisions that collectively manufactured 23 different product categories. In addition, he managed global manufacturing, research and development, operational excellence, business development and all other functions associated with the Medical Supplies business. Prior to his role at Covidien, Mr. Clemmer served as Group President at Kendall Healthcare, where he managed the US business across five divisions and built the strategic plan for the Medical Supplies segment before it was spun off from Tyco.

As part of his employment agreement, AngioDynamics agreed to award Mr. Clemmer 250,000 performance shares, 200,000 options and 50,000 restricted stock units. The award was unanimously approved by the company's independent compensation committee.  The performance shares have a three-year term with payouts to be made in shares of AngioDynamics’ common stock at the end of the term ranging between 0 and 200 percent of the grant amount depending on AngioDynamics’ total shareholder return relative to a peer group of companies substantially similar to the peer group previously disclosed in connection with AngioDynamics’ prior performance share programs. The options will vest in four equal installments beginning on the first anniversary of the grant date, have a strike price equal to the closing price of the company’s common stock as of April 4, 2016 and expire, if not exercised, on April 4, 2023. The restricted stock units will vest in four equal instalments beginning on the first anniversary of the grant date. The awards were granted as an inducement material to Mr. Clemmer's entering into employment with AngioDynamics, within the meaning of Nasdaq Listing Rule 5635.

Mr. Clemmer succeeds Joseph M. DeVivo who has served as President and CEO since September 2011 and has decided to pursue other interests. In addition, Mr. Clemmer is being appointed to AngioDynamics’ board of directors.

Donnelly commented, “We thank Joe for his contributions and commitment to AngioDynamics over the years, including his leadership in guiding the Company through various regulatory challenges, implementing growth drivers into all three business franchises and integrating the Navilyst acquisition. We wish him the very best in his future endeavours.”

About AngioDynamics
AngioDynamics, Inc. is a leading provider of innovative medical devices used by healthcare professionals for the minimally invasive treatment of cancer and peripheral vascular disease. The Company offers market-leading ablation systems, vascular access products, angiographic products and accessories, dialysis products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Trademarks
AngioDynamics and the AngioDynamics logo are trademarks and/or registered trademarks of AngioDynamics Inc., an affiliate or a subsidiary.

Company Contact:
AngioDynamics, Inc.
Caitlin Stefanik
(518) 795-1418
cstefanik@angiodynamics.com
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